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                                                                   EXHIBIT 10.30

                                 March 15, 2001




Mr. Gary G. Friedman
2485 Union Street
San Francisco, CA 91423


       Re: Offer of Employment

Dear Gary:

       In response to your expressed interest in employment with Restoration Hardware, Inc. (the "Company") pursuant to terms that you have outlined and based on our prior discussions concerning those terms, the Company is pleased to offer you employment on the terms and conditions outlined in this offer letter.

       Your position would be the position of Chief Executive Officer and would report to the Board of Directors. You would be appointed a member of the Board of Directors upon acceptance of this offer and the Company would continue to nominate you for reelection to the Board of Directors so long as you remain Chief Executive Officer.

       In such role, your job duties will include such duties as are customarily associated with the position of Chief Executive Officer and member of the Board of Directors We would like for you to begin work with the Company as soon as your are able.

       Although your employment by the Company is a full-time position, the Company agrees that you may engage in outside activities that do not interfere with the performance of your duties, as outlined in the form of Compensation and Severance Agreement attached as Exhibit A.

       Your initial rate of compensation will be a minimum base salary of $400,000.00 per year less applicable withholding taxes, to be paid in installments in accordance with the Company's standard payroll practices. Your base salary shall be subject to adjustment at least annually during your employment. Adjustments will be at the sole discretion of the Board or the Compensation Committee of the Board and may be based upon milestones that are set by the Compensation Committee in advance.

       In addition, you will be eligible for annual bonus compensation, targeted at 100% of your annual salary, with the amount actually payable based on the level of achievement of performance goals mutually agreed to by you and the Board or its Compensation Committee.

       You will be eligible for standard company benefits available to senior executives, including the following benefits: You will be permitted, to the extent eligible, to participate in any group health and life insurance benefits, 401(k) plan and other benefit programs which are


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March 15, 2001
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provided to other senior executives of the Company generally, pursuant to the terms and conditions of each such plan or program. Your dependents may participate in group health benefits programs to the same extents as other senior executives' dependents, and subject to plan eligibility requirements. You will be entitled to 4 weeks annual paid vacation. You will be entitled to perquisites no less generous than those available to other senior executives, including a car allowance of $950 per month and extra contribution to disability coverage. With appropriate documentation pursuant to Company policy, the Company shall reimburse you for reasonable, out-of-pocket business expenses incurred in the course of your duties.

       Upon the commencement of your employment by the Company, the Board will have pre-approved a grant to you of options to purchase 1,200,000 shares of common stock at an exercise price per share equal to the lesser of (i) $2.00 or
(ii) the fair market value of one share of the Company's common stock on the date of grant and options to purchase 200,000 shares of common stock at an exercise price per share of $6.00. All such options shall be granted on the date you begin employment and will be subject to terms substantially identical to those of the forms set forth as Exhibit B; provided that if you so request the options will be revised to permit you to exercise them immediately, in which case the Company would have the right to repurchase, at your original exercise price, any shares that are unvested upon your termination of employment (after giving effect to any acceleration of vesting provided in you Compensation and Severance Agreement attached as Exhibit A). The Company would lend you 50% of the purchase price for such early exercise on terms substantially similar to the terms of the form of note attached as Exhibit C.

       You will be eligible to make Company-assisted purchases of Company stock as follows: You may purchase up to $1 million of preferred stock as part of and at same price and on the same terms as our contemplated 3rd party financing . You may also purchase up to $1 million of common stock at a per share price of $1.75 per share. The Company will extend a loan to you to purchase the common stock in the principal amount of $1 million or, if you do not purchase the full $2 million of common and preferred stock, the lesser of (i) the actual purchase price of the common stock that you purchase or (ii) 50% of the amount of the actual aggregate purchase price for your common and preferred purchases. The loan will be secured by the shares of common and preferred stock that you purchase and will have terms substantially identical to those set forth in the form of promissory note attached as Exhibit C. If the currently contemplated 3rd party financing does not occur, you may participate in a future round of 3rd party financing or you may, in lieu of participating in a 3rd party financing and within 30 days of your acceptance of this offer, purchase an additional $1 million of shares of common stock for cash at an exercise price of $1.75. You shall have registration rights with respect to these shares that are comparable to those provided to the investors in the 3rd party financing.

       It is understood that the shares of Company stock that you acquire pursuant to the prior two paragraphs may be subject to such restrictions on incremental sales as may be negotiated in connection with the 3rd party financing.

       You will be entitled to reimbursement for reasonable expenses, including attorney's fees, incurred by you in negotiating the terms of your employment reflected in this offer letter and the


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March 15, 2001
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exhibits hereto, not to exceed $25,000 (plus any gross up to cover taxes on any such amount that is not deductible by you) unless approved by the Company.

       You shall primarily work from the Company's Corte Madera, California office, but you duties may require reasonable business travel.

       Your employment with the Company, should you accept this offer, will not be for any specific term and may be terminated by you or by the Company at any time, with or without cause. Any contrary representations or agreements that may have been made to you are superseded by this offer. The at-will term of your employment can only be changed in a writing signed by you and an authorized member of the Board, which expressly states the intention to modify the at-will term of your employment. By signing below and accepting this offer, you acknowledge and agree that length of employment, promotions, positive performance reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at will term of your employment with the Company and will not create any implied contract requiring cause for termination of employment. Notwithstanding the above, upon termination of employment you will be entitled to severance and other benefits in accordance with the form of Compensation and Severance Agreement, provided you become eligible for such benefits under the terms of that agreement.

       The offer embodied in this letter is made to you based solely on Company's desire to employ you for the education, skills and qualifications personal to you, and is not made for the purpose of obtaining confidential or trade secret information relating to any previous employer or third party which you may be prohibited from disclosing or using. Indeed, you are prohibited from using or disclosing trade secret or confidential information in connection with which you have nondisclosure obligations, in relation to Company or your employment with Company.

       The Company has represented to you that to the best of its knowledge, information and belief, your hiring, recruitment, employment, participation in the contemplated third party financing and any other activities heretofore related to Company has not breached and will not breach any contractual or other legal obligation to any person or entity.

       You have represented that to the best of your knowledge, information and belief, your hiring, recruitment, employment , participation in the contemplated third party financing and any other activities heretofore related to Company has not breached and will not breach any contractual or other legal obligation to any person or entity.

       You will be entitled to standard indemnification applicable to senior officers of the Company as set forth in the form of agreement attached as Exhibit D. That agreement, including but not limited to paragraph 2(a) thereof, shall be interpreted to include indemnification for claims by any previous employer or other parties relating to your hiring, recruitment, participation in the contemplated third party financing and any other activities heretofore related to Company, prior to you becoming an employee of Company.


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March 15, 2001
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       Your employment pursuant to this offer is contingent upon you providing the Company with the legally-required proof of your identity and authorization to work in the United States.]

       As an employee of the Company, you will be required to comply with all Company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with the Company's policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment.

       Any and all disputes relating to your employment, including termination thereof, shall be resolved by binding arbitration pursuant to the procedures and terms of your Compensation and Severance Agreement. Certain other provisions of such agreement shall apply to this letter agreement, as provided in Section 1 of such agreement.

       If you wish to accept this offer, please sign below and return the fully executed letter to us. You should keep one copy of this letter for your own records.

       This offer of employment will expire at 6:00 p.m. Pacific time March 23, 2001. If you have any questions, please call me.

       We are looking forward to having you join us at the Company.



                                        Sincerely yours,

                                        Restoration Hardware, Inc.



                                        By:  /s/ Walter Parks
                                       ---------------------------



       I have read this employment offer, received advice of counsel, and I accept it.


       Dated:                                  /s/ Gary Friedman
             --------------------            -----------------------------------
                                                   Gary G. Friedman


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